QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP

        Effective May 14, 2002, TTM Technologies, Inc. (the "Company") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditors and retained KPMG LLP as its new auditors. KPMG LLP audited the financial statements of the Company as of and for the fiscal year ended December 31, 2002 (and the related financial statement schedule for such year) issued their reports with respect thereto. However, after reasonable efforts, the Company has been unable to obtain from Arthur Andersen reissued audit reports with respect to the financial statements of the Company as of and for the fiscal years ended December 31, 2000 and December 31, 2001 (and the related financial statement schedules for such years). In accordance with regulations of the Securities and Exchange Commission, the Company has filed with this Annual Report on Form 10-K a copy of the previously-issued audit report dated January 24, 2002 of Arthur Andersen with respect to the 2000 and 2001 financial statements. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the inclusion and incorporation by reference of its previously-issued audit reports into this registration statement. As a result, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act of 1933 (the "Securities Act") (1) for any untrue statement of a material fact contained in the 2000 and 2001 financial statements or any omissions of a material fact required to be stated therein. Accordingly, persons acquiring securities under this registration statement may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

        Section 11(a) of the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

QuickLinks

NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP